Advanced Mammography Systems, Inc.
          2 Executive Plaza
          Suite 755
          Fort Lee, New Jersey 07024

          Gentlemen:

                    This letter will confirm our mutual agreement with respect to our engagement as exclusive distributors ("Distributors") to act on behalf of Advanced Mammography Systems, Inc. ("MAMO" or the "Company") in connection with the offer and sale on a best efforts basis of $3,000,000 aggregate principal amount of 4% Convertible Debentures of the Company pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Act").

               1. (a) The engagement hereunder shall be for a term of three (3) business days. You represent that no other offering under Regulation S is presently in progress by the Company which has not been disclosed to us.

                    (b) You have represented that the Debentures will be senior in priority to all other indebtedness of the Company, excluding conventional institutional and secured debt.

               2. (a) The Distributors shall be entitled to a placement fee of 6% of the principal amount of the Debentures sold, and the net purchase price to be paid to the Company shall be $940 per Debenture. Other than the placement fee payable hereunder, and the warrant set forth in [paragraph] 11 hereof, the Distributors shall not be entitled to any additional compensation from the Company. The Company shall assume the Escrow Agent's (as defined below) fee of 1/2 of 1% of the aggregate amount subscribed by all purchasers and accepted by the Company.

                    (b) Each purchaser will, simultaneous with the execution of an Offshore Securities Subscription Agreement (the "Agreement") in the form annexed hereto as Exhibit A, pay the purchase price for the Debentures in escrow to the Escrow Agent.


          The Escrow Agent is authorized to release the funds of each purchaser after both

                         (i)  the Company approves such purchaser and
                              subscription documents (in the form of an exhibit hereto) which have been submitted and signed by the purchaser, and

                         (ii) the Company has caused to be delivered to the
                              Escrow Agent or his designee, one or more
                              Debentures purchased by such purchaser, and the opinion of counsel attached as Annex III to the Agreement.

                    (c) The restricted period referred to in Rule 903 ("Restricted Period") for each purchaser shall commence on the date (the "Closing date") that the purchase funds are delivered to the Company.

                    (d) The Distributors (i) represent and warrant, and will provide confirmatory documentation, that each purchaser is either purchasing the Debentures for its own account, or is a fiduciary which has full, exclusive and irrevocable investment discretion with respect to the Debentures which investment discretion cannot be revoked prior to the 180th day after the Closing Date, and (ii) represents and warrants that no purchaser is an affiliate of Distributors. To the best of Distributors' knowledge, all representations and warranties by purchasers are true and correct.

                    (e) The Company shall have the right in its sole discretion to disapprove any person or entity which is proposed by the Distributors to be a purchaser of any Debentures.

               3. The Company will cause the Debentures to be delivered to Krieger & Prager, Esqs. as escrow agent (the "Escrow Agent") pursuant to the terms of the Joint Escrow Instructions attached as Annex II to the Agreement.

               4.   (a)  The Distributors represent, warrant and agree that
          (i) each purchaser of the Debentures will be qualified to purchase the Debentures under the laws of the jurisdiction in which such person resides and that the offer and sale of the Debentures will not violate the securities or other laws of such jurisdiction and (ii) each purchaser will agree that neither it nor any of its affiliates presently have or will, directly or indirectly, maintain any short position in securities of the Company during the Restricted Period.

                    (b) The Distributors understand that the Debentures have not been registered under the Act and may not be offered or sold within the United states or to, or for the account or benefit of, United States persons except in accordance with Regulation S under the Act or pursuant to another exemption from the registration requirements of the Act.

               5.   (a)  The Distributors further agree that:

                         (i) no offer or sale of the Debentures will be made by the Distributors to, or accepted by the Distributors from, any U.S. person or for the account or benefit of a U.S. person;

                        (ii) all offers and sales of the Debentures prior to the expiration of the applicable Restricted Period made by the Distributors shall be made only in accordance with the provisions of Rule 903 or Rule 904, pursuant to registration of the Debentures under the Act, or pursuant to an available exemption from the registration requirements of the Act;

                       (iii) all offering materials and documents used in connection with offers and sales of the Debentures prior to the expiration of the engagement period shall be approved in advance by the Company, and shall on the first page thereof include statements to the effect that the Debentures have not been registered under the Act and that neither the purchaser, nor any direct or indirect purchaser of the Debentures from such purchaser, may directly or indirectly offer or sell the Debentures in the United States or to U.S. persons unless the Debentures are registered under the Act, or an exemption from the registration requirements of the Act is available; and

                        (iv) it will not engage in any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities of the Company.

                    (b) For the purposes of this letter agreement, a U.S. Person means a U.S. Person as that term is defined in Rule 902(o) under Regulation S.

               6. Distributors are independent contractors, and is not the agent of the Company. It is not authorized to bind the Company, or to make any representations or warranties on behalf of the Company.

               7. The Company represents, warrants, and agrees that in addition to the warranties to be made by the Company to the purchasers;

                    (a) the common stock to be issued upon conversion of the Debentures will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company has timely filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve months preceding the date hereof, and the Company will continue to file all such material on a timely basis;

                    (b) the Company is a reporting issuer as defined by Rule 902 of Regulation S. The Company is in full compliance, to the extent applicable with all reporting obligations under
          Section 12(g) of the Exchange Act. The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed on the NASDAQ SmallCap Market and has received no notice, either oral or written, with respect to its continued eligibility for such listing.

                    (c) the Debentures will be offered and sold in compliance with the requirements for the exemption from registration pursuant to Section 5 of the Act contained in Rule 903 under Regulation S and with all other U.S. securities laws and regulations; it being understood that this representation, warranty and agreement is made relying exclusively on the representations, warranties and agreements made by the Distributors and/or purchasers herein or in the applicable subscription documents. The Company will, at its expense, make all filings required under the Act and any applicable domestic securities exchange or trading market if any;

                    (d) all information furnished or required to be furnished to purchasers by the Company under Regulation S will not contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements therein not misleading; provided however, that this representation and warranty does not extend to written material furnished to the Company by Distributors relating to Distributors or the distribution process;

                    (e) the Company will not for a period of one hundred eighty (180) days from the date hereof, offer for sale or sell any securities unless, in the opinion of the Company's counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under all applicable U.S. securities laws with respect to the Debentures. The Company has not engaged in any such offering during the six months prior to the date of this agreement, except as disclosed to distributors;

                    (f) the Company has all requisite corporate power and authority to execute and perform this agreement. All corporate action necessary for the authorization, execution, delivery and performance of this agreement and the transaction contemplated hereby have been taken. This agreement constitutes a valid and binding obligation of the Company;

                    (g) the execution and performance of this agreement by the Company and the offer and sale of the Debentures will not violate any provision of the Certificate of Incorporation or By-laws of the Company or any material agreement or other instrument to which the Company is party or by which it is bound, and which violation(s) would have a material adverse effect on the business or financial condition of the Company. Any material necessary approvals, U.S. governmental and private, will be obtained by the Company prior to the issuance of the Debentures; and

                    (h) the Company makes no other representation or warranty with respect to the Company, its finances, assets, business or prospects or otherwise, except as expressly set forth herein or in the Agreement. Distributors will advise each purchaser and potential purchaser of the foregoing, and that such purchaser is relying on its own investigation with respect to all such manners, and that it will be given reasonable access to any and all material publicly available documents and Company personnel it may require for such investigation.

               8. The Company will provide Escrow Agent with an opinion of counsel substantially in the form attached as Annex III to the Agreement.

               9. During the time period commencing upon completion of this distribution and ending ninety (90) days thereafter, the Distributors will have the right of first refusal to act on behalf of the Company for any further offer or sale of common stock or securities convertible into common stock in any non-public offering for cash consideration, and in which the company intends to use a placement agent on a commission or fee basis, upon the same terms and conditions as the within offering with respect to commissions and applicable conversion price. Further, during the time period commencing ninety (90) days upon completion of this distribution and ending one year after the date of this letter, the Distributors will have the right of first refusal to act on behalf of the Company for any further offer or sale of common stock or securities convertible into common stock in any non-public offering for cash consideration, and in which the company intends to use a placement agent on a commission or fee basis. Upon deciding to proceed with an offer or sale of securities subject to this Section 9, the Company shall give Distributors written notice of the proposed offering, specifying the type and amount of securities to be issued, the proposed offering price, the class of purchasers to which the securities shall be offered, and the commission or fee to be paid to the placement agent. If the Distributors do not accept the terms of engagement specified in the Company's notice within ten calendar days immediately following the date of Distributors' receipt of such notice, the Company may choose another placement agent for the proposed offering (with no fee or commission of any kind due to Distributors), provided, however, that if the terms
                                     --------  -------
          of engagement with any such other placement agent are thereafter changed whereby they vary materially from those last offered to Distributors, then Distributors shall have a right to the notice and response period specified in this Section with respect to such new terms of engagement. Should the Distributors not accept an engagement under this Section, thereafter their right of first refusal hereunder shall terminate.

               10. The Company will not, for a period of one hundred eighty (180) days from the date hereof, list its shares on any additional securities market (including a change to NASDAQ National Market) without the written consent of the Distributors.

               11. The Company agrees to issue to Adar Equities LLC, or another affiliate of the Distributors within ten (10) days after the Closing Date transferable divisible warrants for 197,500 shares of Common Stock at an exercise price of $2.20 per share of Common Stock, exercisable commencing June 1, 1996 and for a period of eighteen (18) months thereafter, and an additional 197,500 warrants at an exercise price of $2.50 per share commencing June 1, 1996 and for a period of sixty (60) months thereafter.

               12. As more fully described in Exhibit B hereto, which is incorporated herein by reference, each party hereto will indemnify and hold the other (including its partners, agents, employees and controlling persons within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) harmless from and against certain claims, liabilities, losses, damages and expenses incurred, including fees and disbursements of counsel, related to or arising out of this agreement. Exhibit B will be executed and delivered simultaneously with this agreement.

               13. The obligations of the Distributors hereunder shall be expressly conditioned upon the execution by the parties hereto of a definitive agreement evidencing that certain Merger Agreement dated as of February 4, 1996 among the Company, Advance NMR Systems, Inc. and AMS Merger Corp.

               14. This letter agreement shall be governed by and construed under the laws of the State of New York without giving effect to principles governing the conflicts of laws. A facsimile transmission of this signed agreement shall be legal and binding on all parties hereto. Terms otherwise not defined herein shall have the meanings ascribed to them in the Agreement.


          Dated:        5-6-97
                ----------------------


                                        ADAR EQUITIES LLC


                                        By:  /s/ [illegible]
                                           ------------------------------



                                        RICKEL & CO.

                                        By:  /s/ [illegible]
                                           ------------------------------


          ADVANCED MAMMOGRAPHY SYSTEMS, INC.


          By: /s/ Charles M. Moche
             -------------------------------
              Chief Financial Officer